Exhibit 99.1

SmartHeat Announces Appointment of Chief Financial Officer, Audit Committee Chairman

July 11, 2012, SmartHeat Inc., (NASDAQ:  HEAT; website: www.smartheatinc.com), announced today that its Board of Directors has appointed Michael Wilhelm as SmartHeat’s Chief Financial Officer and Kenneth Scipta as an independent director of the company, who will also serve on the company’s audit committee as its chairman.

Mr. Wilhelm is a graduate of Northwestern’s Kellogg School of Management with a Masters of Management in Accounting and is an experienced senior financial manager for both public and private companies.  Since 1984, Mr. Wilhelm worked in various financial positions for the Proquest Company, a $1 billion publicly traded company, and became its corporate treasurer in 1998. In 2001, Mr. Wilhelm joined the Bowe Bell + Howell Company, a $300 million privately held company which was formed through a leveraged buyout of ProQuest. Following the spin-off, Mr. Wilhelm served in multiple capacities for Bell + Howell, including vice president of finance, treasurer and president of its leasing company subsidiary.  Following the acquisition of Bell + Howell by Bowe Systec AG, a publicly traded German company, Mike served as chief financial officer for North America and served in this capacity through the eventual sale of the Bell + Howell assets to Versa Capital Management and the court supervised liquidation of Bell + Howell. The Board believes that Mr. Wilhelm's experience in mergers and acquisitions, corporate finance, accounting and auditing will be a valuable addition to SmartHeat's management team.

Mr. Scipta, a certified public accountant, has over 35 years of accounting experience and has served on several boards of directors. From 1993 to 1996, Mr. Scipta was the president and a board member of Mid-West Springs Manufacturing Company, a NASDAQ traded company, where he was responsible for day to day operations, planning, administration and financial reporting. Upon Mr. Scipta’s resignation he assumed the duties of president of the special products division, which included catalog sales, die springs and the development of international sales. Previously, from 1979-1993, Mr. Scipta served in various positions such as president, vice president of finance and vice president of sales and marketing for Mid-West’s primary subsidiary. The Board has determined that Mr. Scipta is as an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K, and qualifies as an independent director, as defined by the listing standards of NASDAQ currently in effect and all applicable rules and regulations of the SEC.

Commenting on these appointments, Mr. Oliver Bialowons, President of SmartHeat, said “We welcome Mr. Wilhelm to the management team and believe that he will make a substantial contribution to management and SmartHeat’s financial reporting. In addition, Mr. Scripta brings a wealth of accounting and public company experience which we expect will be invaluable to the current challenges faced by the company.”

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Select Market listed (NASDAQ: HEAT) U.S. company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures heat exchangers, custom plate heat exchanger units (PHE Units), heat meters and heat pumps. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat's customers include global Fortune 500 companies, municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to the China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Corporate Communications:

Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com